Exhibit 21.1
Subsidiaries of FS KKR Capital Corp.

Name of Subsidiary	State of Incorporation or Organization
CCT Dublin Funding Designated Activity Company	Ireland
CCT Holdings II LLC	Delaware
CCT Tokyo Funding LLC	Delaware
FCF LLC	Delaware
FS KKR MM CLO 1 LLC	Delaware
KKR - FSK CLO 2 LLC	Delaware
KKR - FSK CLO 3 LLC	Delaware
FSIC Investments, Inc.	Delaware
IC Altus Investments, LLC	Delaware
IC American Energy Investments, Inc.	Delaware
IC Arches Investments, LLC	Delaware
IC Northern Investments, LLC	Delaware
Locust Street Funding LLC	Delaware
Race Street Funding LLC	Delaware
Ambler Funding LLC	Delaware
Callowhill Street Funding LLC	Delaware
Cobbs Creek LLC	Delaware
Cooper River LLC	Delaware
Darby Creek LLC	Delaware
FSIC II Investments, Inc.	Delaware
Germantown Funding LLC	Delaware
IC II Northern Investments, LLC	Delaware
Juniata River LLC	Delaware
Meadowbrook Run Funding LLC	Delaware